FORM 8-K



                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D. C. 20549


                                  CURRENT REPORT

                          PURSUANT TO SECTION 13 or 15(d)
                      OF THE SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported) December 6, 1999



                            ANCHOR FINANCIAL CORPORATION
               (Exact name of registrant as specified in its charter)



          South Carolina                 0-13759                 57-0778015
 (State or other jurisdiction of       (Commission           (I.R.S. Employer
  incorporation or organization)       File Number)       Identification number)



  2002 Oak St., Myrtle Beach, S. C.                               29577
(Address of principal executive offices)                       (Zip Code)



Registrant's telephone number, including area code  (843) 448-1411


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ITEM 5.  OTHER EVENTS

On December 6, 1999, Anchor Financial Corporation announced that it expects lower fourth quarter earnings than previously expected.This results primarily from loan losses identified in the merger of Bailey Financial Corporation and, to a lesser extent, from pressures on the company's net interest margin caused by several weeks of slower than normal business conditions in many of Anchor's markets following Hurricanes Floyd and Irene.

Following three quarters of operating earnings per share in the $.45 to $.48 range, management has lowered projections for the fourth quarter to a level of $.35 to $.38 per share. Return on average assets for the year would be lowered from the previously expected range of 1.30% to 1.35% to 1.20% to 1.25% and return on equity for the year would drop into the 16.0% to 16.5% range from the 17.0% to 17.5% range. Net loan losses for the year ended December 31, 1999 are estimated at $1.75 million, and of that amount, approximately $1.3 million have been taken in the Bailey portfolio to absorb losses and properly align credit risk. Net loan losses for the entire year are estimated at 0.20% of average outstanding loans. While this level of net loan losses compares favorably to industry standards, it is higher than management expected.

Anchor Financial Corporation, with assets of $1.2 billion, is the parent of The Anchor Bank.


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

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)  Financial statements - not applicable.
         (b)  Pro forma financial information - not applicable.
         (c)  Exhibits:
              (99) News release issued by Anchor Financial Corporation, dated
                   December 6, 1999



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                 /s/ Tommy E. Looper
                                                 Tommy E. Looper, Executive Vice
                                                   President and Chief Financial
                                                   Officer


Date:  December 8, 1999



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